SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                        (Amendment No. 9)

                   NATIONAL R.V. HOLDINGS, INC.
                       (Name of Issuer)

                  Common Stock par value $0.01
                 (Title of Class of Securities)

                            637277104
                         (CUSIP Number)

                      Stephen M. Davis, Esq.
                       Werbel & Carnelutti
                   A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                         February 10, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13-d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                         Page 1 of 41 Pages

                         SCHEDULE 13D

-------------------                          ------------------
CUSIP No. 637277104                          Page 2 of 41 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Gary N. Siegler
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
     609,330 (Includes 313,750 options)
----------------------------------------------------------------
8  SHARED VOTING POWER
     1,017,668
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     609,330 (Includes 313,750 options)
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     1,017,668
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,626,998 (Includes 313,750 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     24.8%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 3 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Peter M. Collery
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     PF, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
      108,000 (includes 82,500 underlying options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
      970,963
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
      108,000 (includes 82,500 underlying options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      970,963
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,078,963 (includes 82,500 underlying options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     17.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 4 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena-NRV Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [x]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     57,408
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     57,408
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,408
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 5 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     404,383
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     404,383
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     404,383
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 6 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
----------------------------------------------------------------
8  SHARED VOTING POWER
     197,411
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     197,411
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     197,411
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 7 of 41 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     404,383
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     404,383
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     404,383
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 8 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     223,832
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     223,832
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     223,832
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.6%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 9 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Siegler, Collery & Co. Employees' Savings and Profit Sharing
     Plan
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     19,345
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     19,345
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     19,345
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     EP
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 10 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     R.V. Dolphin Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     58,017
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     58,017
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     58,017
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 11 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Dolphin Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     10,567
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     10,567
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,567
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                              SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 12 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Insight Investors, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     96,771
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     96,771
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     96,771
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 13 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Motorhome Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     6,790
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     6,790
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,790
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 14 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-BVI Partners
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     197,411
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     197,411
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     197,411
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     PN
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 15 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     197,411
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     197,411
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     197,411
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 16 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     404,383
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     404,383
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     404,383
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 17 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     The Gary N. Siegler Foundation
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     46,705
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     46,705
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     46,705
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     OO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 18 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     SC-Dolphin, Inc.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     68,584
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     68,584
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     68,584
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 637277104                          Page 19 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Arena Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     57,408
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     57,408
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,408
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     CO
=================================================================

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 637277104                          Page 20 of 41 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
   OF ABOVE PERSON
     Neil H. Koffler
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS
     WC, OO
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     60,028 (Includes 56,250 options)
-----------------------------------------------------------------
8  SHARED VOTING POWER
     601,794
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     60,028 (Includes 56,250 options)
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     601,794
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     661,822 (Includes 56,250 options)
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.5%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
     IN

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 6372771104                         Page 21 of 41 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Curtis G. Macnguyen
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     7,500   (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     601,794
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     7,500   (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     601,794
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 609,294 (constitutes 7,500 shares underlying options.)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.7%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
=================================================================

                                             Page 22 of 41 Pages


                         AMENDMENT NO. 9
                              TO THE
                           SCHEDULE 13D


          This statement constitutes Amendment No. 9 to the
Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of National R.V. Holdings, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), Siegler, Collery & Co ("SCC"), Siegler, Collery & Co. Employees' Savings and Profit Sharing Plan ("Employee Plan"), R.V. Dolphin Partners, L.P. ("R.V.-Dolphin"), Dolphin Partners II, L.P. ("Dolphin II"), Insight Investors, L.P. ("Insight"), Arena-NRV Investors, L.P. ("Arena") and Motorhome Partners, L.P. ("Motorhome"), and adds The Gary N. Siegler Foundation ("Foundation"), Arena Capital Corp. ("Capital"), SC-Dolphin, Inc. ("Dolphin"), SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners, Neil H. Koffler ("Koffler") and Curtis G. Macnguyen ("Macnguyen") as members of a joint filing group with the foregoing persons (collectively, the "Reporting Persons").

Item 2.   Identity and Background.

          SCFLLC is a New York limited liability company and, effective as of January 1, 1998, became the general partner of Fund. The principal business of SCFLLC is serving in such capacity and investing in securities. The business address of SCFLLC is 10 East 50th Street, New York, New York 10022. During the last five years, neither SCFLLC nor any of its members has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position and business address of each member of SCFLLC is set forth on Exhibit B attached hereto.

          BVI Fund is a British Virgin Islands Company. The principal business of BVI Fund is investing in securities. The business address of BVI Fund is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands. During the last five years, neither BVI Fund nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar

                                             Page 23 of 41 Pages


misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position, business address and citizenship of the directors and executive officers of BVI Fund are set forth on Exhibit B hereto.

          SC-BVI Partners is a Delaware general partnership. The principal business of SC-BVI Partners is serving as the investment manager of BVI Fund and investing in securities. The business address of SC-BVI Partners is 10 East 50th Street, New York, New York 10022. During the last five years, neither SC-BVI Partners nor any of its general partners has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position and business address of the general partners of SC-BVI Partners are set forth on Exhibit B hereto.

          Foundation is a Delaware not-for-profit corporation. The business address of Foundation is 10 East 50th Street, New York, New York 10022. During the last five years, neither Foundation nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position, business address and citizenship of the sole director and executive officer of Foundation is set forth on Exhibit B attached hereto.

          Capital is a Delaware corporation and the principal business of Capital is serving as general partner of Arena. The business address of Capital is 10 East 50th Street, New York, New York 10022. During the last five years, neither Capital nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or

                                             Page 24 of 41 Pages


final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Dolphin is a Delaware corporation and the principal business of Dolphin is serving as general partner of R.V.-Dolphin and Dolphin II. The business address of Dolphin is 10 East 50th Street, New York, New York 10022. During the last five years, neither Dolphin nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Koffler is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 10 East 50th Street, New York, New York 10022. The principal occupation of Koffler is acting as an employee member of SCFLLC and as Vice President, Treasurer and Secretary of 712 Advisory Services, Inc. Koffler also serves as a director of the Issuer. During the last five years, Koffler has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Macnguyen is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 712 Fifth Avenue, New York, New York 10019. The principal occupation of Macnguyen is acting as an employee member of SCFLLC. During the last five years, Macnguyen has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                             Page 25 of 41 Pages

Item 3.   Source and Amount of Funds of Other Consideration

          As of January 1, 1998, SCFLLC became the substitute general partner of Fund in place of SC and, as a consequence, became a beneficial owner of the shares of Common Stock beneficially owned by SC without the payment of any consideration. SC, as a corporate member and manager of SCFLLC, continues as a beneficial owner of such shares. As described in
Item 5 hereof, both SCFLLC and SC are affiliates of Siegler and Collery.

          As of January 1, 1998, Koffler and Macnguyen became members of SCFLLC and executed a binding term sheet relating to the restructuring of the ownership of the entities which control
BVI Fund.

          Foundation received as charitable donations from Siegler 26,644 shares and 20,061 shares of Common Stock on December 23, 1997 and May 30, 1997, respectively. On December
23, 1997, Siegler also made a charitable donation of 8,500 shares of Common Stock to an unaffiliated charitable organization.

          Koffler owns directly 3,778 shares of Common Stock. Koffler also received options to purchase an aggregate of 56,250 shares of Common Stock from the Issuer as compensation for services as a director of the Issuer, as follows: options to purchase 7,500 shares at $4.00 per share on September 20, 1993, options to purchase 7,500 shares at $6.92 per share on November 29, 1993, options to purchase 3,750 shares at $5.00 per share on December 30, 1994, options to purchase 15,000 shares at $5.625 per share on September 28, 1995 and options to purchase 22,500 shares at $14.00 per share on October 2, 1996.

          On November 29, 1993, as consideration for services rendered to the issuer, the Issuer granted to Macnguyen options to purchase an aggregate of 7,500 shares of Common Stock at $6.92 per share.


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on February 10, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon 6,254,133 Shares that were reported to be outstanding in the Issuer's Form 10-Q as of September 30, 1997).

                                             Page 26 of 41 Pages

=================================================================
                                       Shares of
    Name                              Common Stock     Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                      404,383          6.5%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.      404,383          6.5%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.           197,411          3.2%
-----------------------------------------------------------------
Gary N. Siegler (1)                    1,626,998         24.8%
-----------------------------------------------------------------
Peter M. Collery (2)                   1,078,963         17.0%
-----------------------------------------------------------------
Arena-NRV Investors, L.P.                 57,408          0.9%
-----------------------------------------------------------------
Arena Capital Corp.                       57,408          0.9%
-----------------------------------------------------------------
Dolphin Partners II, L.P.                 10,567          0.2%
-----------------------------------------------------------------
Motorhome Partners, L.P.                   6,790          0.1%
-----------------------------------------------------------------
Insight Investors, L.P.                   96,771          1.5%
-----------------------------------------------------------------
R.V. Dolphin Partners, L.P.               58,017          0.9%
-----------------------------------------------------------------
Siegler, Collery & Co.                   223,832          3.6%
-----------------------------------------------------------------
Siegler, Collery & Co. Employee's
Savings and Profit Sharing Plan           19,345          0.3%
-----------------------------------------------------------------
SC-BVI Partners                          197,411          3.2%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.           197,411          3.2%
-----------------------------------------------------------------
SC Fundamental, LLC                      404,383          6.5%
-----------------------------------------------------------------
The Gary N. Siegler Foundation            46,705          0.7%
-----------------------------------------------------------------
SC-Dolphin, Inc.                          68,584          1.1%
-----------------------------------------------------------------
Neil H. Koffler(3)                       661,822         10.5%
-----------------------------------------------------------------
Curtis G. Macnguyen                      609,294          9.7%
=================================================================

------------

                                             Page 27 of 41 Pages

---------------------
(1)  Includes 313,750 shares underlying options.
(2)  Includes 82,500 shares underlying options.
(3)  Includes 56,250 shares underlying options.


          (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their execution of a binding term sheet relating to the restructuring of the ownership of the entities which control BVI Fund, may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners have been added as Reporting Persons.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Dolphin, the general partner of R.V.-Dolphin and Dolphin II, may be deemed to share with Dolphin, R.V.-Dolphin and Dolphin II the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of R.V.- Dolphin and Dolphin II is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of Capital, the general partner of Arena, may be deemed to share with Capital and Arena the power to vote or direct the vote and

                                             Page 28 of 41 Pages

to dispose or direct the disposition of shares of Common Stock of which Arena is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC, the general partner of each of Motorhome and Insight, may be deemed to share with SCC, Motorhome and Insight the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SCC, Motorhome and Insight is the direct beneficial owner.

               Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

               Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

               Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 609,330 shares of Common Stock of which he is the direct beneficial owner.

               Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 108,000 shares of Common Stock of which he is the direct beneficial owner.

               Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 60,028 shares of Common Stock of which he is the direct beneficial owner.

               Macnguyen has the sole power to vote or direct the vote and to dispose or to direct the disposition of 7,500 shares of Common Stock of which he is the direct beneficial owner.

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the Nasdaq National Market.

                                             Page 29 of 41 Pages


=================================================================
                              BVI, Inc.
Trade     Price Per           on behalf                Employee
Date      Share ($)    Fund   of BVI Ltd.    Siegler     Plan
-----------------------------------------------------------------
12/23/97       0         0         0        35,144(1)
-----------------------------------------------------------------
02/04/98     42.563   12,450       6,455         0         995
-----------------------------------------------------------------
02/05/98     38.321   21,890      11,360         0        1750
-----------------------------------------------------------------
02/06/98     37.281      820         780         0           0
-----------------------------------------------------------------
02/09/98     37.739      560         540         0           0
-----------------------------------------------------------------
02/10/98     37.375   12,750      12,250         0         500
-----------------------------------------------------------------
02/13/98     34.750    8,640       4,360         0           0
-----------------------------------------------------------------
02/13/98     34.432   17,735       8,955         0         810
-----------------------------------------------------------------
02/17/98     34.592    9,080       8,720         0           0
-----------------------------------------------------------------
02/17/98     34.563    5,310       5,110         0         580
-----------------------------------------------------------------
02/18/98     34.125      960         640         0           0
=================================================================

------------

(1) Siegler donated 26,644 shares to Foundation and 8,500 shares to American Friends of College Rabbinique de
     Montreal, an unaffiliated charitable organization.

          As described in Item 3 above, as of January 1, 1998, SCFLLC became a beneficial owner of the shares of Common Stock reported as beneficially owned by SC by virtue of SCFLLC becoming the general partner of Fund in substitution for SC. SC, as a corporate member and manager of SCFLLC, continues to be a beneficial owner of such shares.

                                             Page 30 of 41 Pages

          As described in Item 3 above, as of January 1, 1998,
Koffler and Macnguyen became members of SCFLLC and executed a binding term sheet relating to the restructuring of the ownership of the entities which control BVI Fund.


Item 7.   Materials to be Filed as Exhibits.

     Exhibit A - Joint Filing Agreement dated February 20, 1998 among the Reporting Persons.

     Exhibit B - List of officers and directors for SC
Fundamental, LLC, SC Fundamental BVI, Ltd., SC-BVI Partners and
The Gary N. Siegler Foundation.



                         EXHIBIT INDEX

Exhibit                                 Description

   A                          Joint Filing Agreement dated
                              February 20, 1998 among the
                              Reporting Persons

   B                          List of officers and directors of
                              SC Fundamental LLC, SC Fundamental
                              BVI, Ltd., SC-BVI Partners and The
                              Gary N. Siegler Foundation

                                             Page 31 of 41 Pages


     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 20, 1998

SC FUNDAMENTAL INC.                R.V. DOLPHIN PARTNERS, L.P.

                                   By:  SC - DOLPHIN INC.,
                                        as General Partner

By:                                By:
---------------------------        -------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,     INSIGHT INVESTORS, L.P.
L.P.
                                   By:  SIEGLER, COLLERY & CO.,
                                        as General Partner
By: SC FUNDAMENTAL, LLC.,
    as General Partner             ---------------------------
By:                                Neil H. Koffler as Attorney-
                                   in-Fact for Peter M. Collery
---------------------------        Vice President (1)
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.     DOLPHIN PARTNERS II, L.P.
                                   By:  SC-DOLPHIN, INC.,
                                        as General Partner
By:
---------------------------        By:
Neil H. Koffler as Attorney-       ---------------------------
in-Fact for Peter M. Collery       Neil H. Koffler as Attorney-
Vice President(1)                  in-Fact for Peter M. Collery
                                   Vice President(1)

                                             Page 32 of 41 Pages


                                   SIEGLER, COLLERY & CO.
---------------------------        EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-       PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)
                                   By:
                                   ---------------------------
                                   Neil H. Koffler as Attorney
---------------------------        in-Fact for Peter M.
Neil H. Koffler as Attorney-       Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

ARENA-NRV INVESTORS, L.P.
By:  ARENA CAPITAL CORP.,
     as General Partner

By:                                By:
----------------------------       ---------------------------
Neil H. Koffler as Attorney-       Curtis G. Macnguyen
in-Fact for Peter M. Collery
Vice President(1)

MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.


By:
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 33 of 41 Pages


SC FUNDAMENTAL, LLC                   THE GARY N. SIEGLER
                                       FOUNDATION

By:  SC FUNDAMENTAL INC.,             By:
     as Manager                       -------------------------
                                      Neil H. Koffler, as
By:                                   Attorney-in-Fact for
-----------------------------         Gary N. Siegler
Neil H. Koffler as Attorney-          President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                      ARENA CAPITAL CORP.
SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI, INC.,  By:
     as Managing General Partner      -------------------------
                                      Neil H. Koffler as
By:                                   Attorney-in-Fact for
----------------------------          Peter M. Collery
Neil H. Koffler as Attorney-          Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                      SC-DOLPHIN, INC.
SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE BVI, INC.,  By:
     as Managing General Partner      -------------------------
     of Investment Manager            Neil H. Koffler as
                                      Attorney-in-Fact for
By:                                   Peter M. Collery
----------------------------          Vice President(1)
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                      ------------------------
                                      Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                             Page 31 of 41 Pages

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 20, 1998

SC FUNDAMENTAL INC.                R.V. DOLPHIN PARTNERS, L.P.
                                   By: SC DOLPHIN, INC.,
                                       as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
----------------------------       -------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

THE SC FUNDAMENTAL VALUE FUND,     INSIGHT INVESTORS, L.P.
L.P.                               By: SIEGLER, COLLERY & CO.,
By: SC FUNDAMENTAL, LLC,           as General Partner
    as General Partner
                                   By: /s/ Peter M. Collery
By:  /s/ Peter M. Collery          ----------------------------
---------------------------        Neil H. Koffler as Attorney-
Neil H. Koffler as Attorney-       in-Fact for Peter M. Collery
in-Fact for Peter M. Collery       Vice President(1)
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.     DOLPHIN PARTNERS II, L.P.
                                   By:  SC-DOLPHIN, INC.,
                                        as General Partner

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
---------------------------        ---------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(1)                  Vice President(1)

/s/ Gary N. Siegler                SIEGLER, COLLERY & CO.
---------------------------        EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-       PROFIT SHARING PLAN
in-Fact for Gary N. Siegler(1)
                                   By: /s/ Peter M. Collery
                                   -------------------------
/s/ Peter M. Collery               Neil H. Koffler as Attorney
----------------------------       in-Fact for Peter M.
Neil H.  Koffler as Attorney-      Collery, Vice President(1)
in-Fact for Peter M. Collery(1)

                                             Page 32 of 41 Pages


ARENA-NRV INVESTORS, L.P.
By:  ARENA CAPITAL CORP.,
     as General Partner

By: /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


MOTORHOME PARTNERS, L.P.
By:  SIEGLER, COLLERY & CO.,
     as General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery          By:  /s/ Curtis G. Macnguyen
-----------------------------      ----------------------------
Neil H. Koffler as Attorney-       Curtis G. Macnguyen
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL, LLC                THE GARY N. SIEGLER FOUNDATION

By:  SC FUNDAMENTAL INC.,          By:  /s/ Gary N. Siegler
as Manager                         ---------------------------
                                   Neil H. Koffler, as
By:  /s/ Peter M. Collery          Attorney-in-Fact for
--------------------------         Gary N. Siegler
Neil H. Koffler as Attorney-       President(1)
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 33 of 41 Pages


                                   ARENA CAPITAL CORP.
SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI,     By:  /s/ Peter M. Collery
     INC., as Managing General     _________________________
     Partner                       Neil H. Koffler as
By: /s/ Peter M. Collery           Attorney-in-Fact for Peter
----------------------------       M. Collery
Neil H. Koffler as Attorney-       Vice President(1)
in-Fact for Peter M. Collery
Vice President(1)
                                   SC-DOLPHIN, INC.
SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE          By:  /s/ Peter M. Collery
BVI, INC.,                         -------------------------
as Managing General Partner        Neil H. Koffler as
of Investment Manager              Attorney-in-Fact for
                                   Peter M. Collery
By:  /s/ Peter M. Collery          Vice President(1)
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)
                                   /s/ Neil H. Koffler
                                   ________________________
                                   Neil H. Koffler


(1) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                             Page 34 of 41 Pages

                         Exhibit A

                  JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on
Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Creative Computers, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of February, 1998.

Dated:  February 20, 1998.

SC FUNDAMENTAL INC.

By:
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL, LLC,
     as General Partner

By:
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


SC FUNDAMENTAL VALUE BVI, INC.

By:
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 35 of 41 Pages

-------------------------------
Neil H. Koffler as Attorney-in-
Fact for Gary N. Siegler(1)

-------------------------------
Neil H. Koffler as Attorney-in-
Fact for Peter M. Collery(1)


----------------------------
Neil H. Koffler



R.V. DOLPHIN PARTNERS, L.P.
By:  SC-Dolphin, Inc.,
     as General Partner

By:
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

INSIGHT INVESTORS, L.P.
By:  Siegler, Collery & Co.,
     as General Partner

By:
---------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


DOLPHIN PARTNERS II, L.P.
By:  SC-Dolphin, Inc.,
     as General Partner

By:
------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 36 of 41 Pages


SIEGLER, COLLERY & CO.
EMPLOYEES SAVINGS AND
PROFIT SHARING PLAN

By:
-------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)



ARENA-NRV INVESTORS, L.P.
By:  Arena Capital Corp.,
     as General Partner

By:
------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

MOTORHOME PARTNERS, L.P.
By:  Siegler, Collery & Co.,
     as General Partner
By:
--------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.



By:
----------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 37 of 41 Pages


SC FUNDAMENTAL, LLC

By:  SC Fundamental Inc., as Manager

By:
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL VALUE BVI, LTD.     SC-BVI PARTNERS

By:  SC Fundamental Value BVI,     By:  SC Fundamental Value BVI,
     Inc., as managing general          Inc., as managing general
     partner of investment              partner
     manager
By:
------------------------------     -----------------------------
Neil H. Koffler as Attorney-in-    Neil H. Koffler as Attorney-
Fact for Peter M. Collery,         in-Fact for Peter M. Collery,
Vice President(1)                  Vice President(1)


THE GARY N. SIEGLER FOUNDATION     SC-DOLPHIN, INC.

By:                                By:
---------------------------        ---------------------------
Neil H. Koffler, as Attorney-      Neil H. Koffler, as Attorney-
in-Fact for Gary N. Siegler        in-Fact for Peter M. Collery
President(1)                       Vice President(1)

ARENA CAPITAL CORP.

By:                                By:
-------------------------          ___________________________
Neil H. Koffler, as Attorney-      Curtis G. Macnguyen
in-Fact for Peter M. Collery
Vice President(1)

(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

                                             Page 34 of 41 Pages

                           Exhibit A

                    JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on
Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of National R.V. Holdings, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of February, 1998.

Dated:    February 20, 1998

SC FUNDAMENTAL INC.

By:  /s/ Peter M. Collery
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:  SC FUNDAMENTAL, LLC,
     as General Partner


By:  /s/ Peter M. Collery
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL VALUE BVI, INC.

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


  /s/ Gary N. Siegler
-----------------------------
Neil H. Koffler as Attorney-in-
Fact for Gary N. Siegler(1)

                                             Page 35 of 41 Pages


  /s/ Peter M. Collery
-------------------------------
Neil H. Koffler as Attorney-in-
Fact for Peter M. Collery(1)

 /s/ Neil H. Koffler
----------------------------
Neil H. Koffler


R.V. DOLPHIN PARTNERS, L.P.
By:  SC-Dolphin, Inc.,
     as General Partner

By: /s/ Peter M. Collery
----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

INSIGHT INVESTORS, L.P.
By:  Siegler, Collery & Co.,
     as General Partner

By: /s/ Peter M. Collery
---------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


DOLPHIN PARTNERS II, L.P.
By:  SC-Dolphin, Inc.,
     as General Partner

By: /s/ Peter M. Collery
------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 36 of 41 Pages


SIEGLER, COLLERY & CO.
EMPLOYEES SAVINGS AND
PROFIT SHARING PLAN

By: /s/ Peter M. Collery
-------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)


ARENA-NRV INVESTORS, L.P.
By:  Arena Capital Corp.,
     as General Partner

By:  /s/ Peter M. Collery
------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

MOTORHOME PARTNERS, L.P.
By:  Siegler, Collery & Co.,
     as General Partner

By: /s/ Peter M. Collery
--------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SIEGLER, COLLERY & CO.

By: /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

                                             Page 37 of 41 Pages


SC FUNDAMENTAL, LLC

By: SC Fundamental Inc., as
Manager

By: /s/ Peter M. Collery
-------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(1)

SC FUNDAMENTAL VALUE BVI, LTD.     SC-BVI PARTNERS

By:  SC Fundamental Value BVI,     By:  SC Fundamental Value BVI,
     Inc., as managing general          Inc., as managing general
     partner of investment              partner
     manager

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
------------------------------     -----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery,      in-Fact for Peter M. Collery,
Vice President(1)                  Vice President(1)

THE GARY N. SIEGLER FOUNDATION     SC-DOLPHIN, INC.

By: /s/ Gary N. Siegler            By:  /s/ Peter M. Collery
---------------------------        ---------------------------
Neil H. Koffler, as Attorney-      Neil H. Koffler, as Attorney-
in-Fact for Gary N. Siegler        in-Fact for Peter M. Collery
President(1)                       Vice President(1)

ARENA CAPITAL CORP.

By:  /s/ Peter M. Collery          By:  /s/ Curtis G. Macnguyen
-------------------------          ----------------------------
Neil H. Koffler, as Attorney-      Curtis G. Macnguyen
in-Fact for Peter M. Collery
Vice President(1)

(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

                                             Page 38 of 41 Pages

                         EXHIBIT B

               MEMBERS OF SC FUNDAMENTAL, LLC



          The name and present principal occupation or employment of the Members of SC Fundamental, LLC are set forth below. The business address of each Member is 10 East 50th Street, New York, New York 10022. All such persons are United States citizens.

=================================================================
                                   Present Principal
Name and Position             Occupation or Employment
-----------------------------------------------------------------
SC Fundamental Inc.           Manager of SC Fundamental, LLC
Corporate Member
-----------------------------------------------------------------
Gary N. Siegler               Principal Member of SC Fundamental,
Principal Member              LLC, President of SC Fundamental
                              Inc., 712 Advisory Services, Inc.
                              and SC Fundamental BVI, Inc.
-----------------------------------------------------------------
Peter M. Collery              Principal Member of SC Fundamental,
Principal Member              LLC, Vice President of SC
                              Fundamental Inc. and SC Fundamental
                              BVI, Inc.
-----------------------------------------------------------------
Neil H. Koffler               Employee Member of SC Fundamental,
Employee Member               LLC and Vice President, Treasurer
                              and Secretary of 712 Advisory
                              Services Inc.
----------------------------------------------------------------
Curtis G. Macnguyen           Employee Member of SC Fundamental,
Employee Member               LLC
=================================================================
/TABLE

                                             Page 39 of 41 Pages

                         EXHIBIT B

               DIRECTOR AND EXECUTIVE OFFICERS OF
                 SC FUNDAMENTAL VALUE BVI, LTD.



          The name, address, citizenship and present principal occupation or employment of the directors and executive officers of SC Fundamental Value BVI, Ltd. are set forth below. The business address of such directors and executive officers is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

=================================================================
Name, Position and                 Present Principal
Citizenship                        Occupation or Employment
-----------------------------------------------------------------
Gary N. Siegler               Principal Member of SC Fundamental,
Director                      LLC, President of SC Fundamental
United States                 Inc., 712 Advisory Services, Inc.
                              and SC Fundamental BVI, Inc.
-----------------------------------------------------------------
Bernard Loze                  Principal of Loze & Associates
Director
France
-----------------------------------------------------------------
David M. Mills                Partner of Withers Solicitors
Director
England
-----------------------------------------------------------------
Anthony Stocks                Director of International Fund
Director                      Services division of the Citco
England                       Group
=================================================================
/TABLE

                                             Page 40 of 41 Pages

                         EXHIBIT B


               PARTNERS OF SC-BVI PARTNERS


          The name and position of the general partners of SC-BVI
Partners are set forth below. The business address of each general partner is 10 East 50th Street, New York, New York 10022.
All such persons are Delaware corporations.


Name and Position
-------------------

SC Fundamental BVI Inc.
Managing General Partner


GNS-BVI, Inc.(1)
Partner


PMC-BVI, Inc.(2)
Partner


----------------------------------
(1) Gary N. Siegler is the sole stockholder, officer and director of GNS-BVI, Inc.

(2) Peter M. Collery is the sole stockholder, officer and director of PMC-BVI, Inc.

                                             Page 41 of 41 Pages


                         EXHIBIT B

               DIRECTOR AND EXECUTIVE OFFICER OF
                THE GARY N. SIEGLER FOUNDATION



          The name and present principal occupation or employment of the director and executive officer of The Gary N. Siegler Foundation is set forth below. The business address of such director and executive officer is 10 East 50th Street, New York, New York 10022. Such person is a United States citizen.


                              Present Principal
Name and Position             Occupation or Employment
-----------------             --------------------------

Gary N. Siegler               Principal Member of SC Fundamental,
Director, President,          LLC, President of SC Fundamental
Treasurer and                 Inc., 712 Advisory Services, Inc.
Secretary                     and SC Fundamental BVI, Inc.


113555